Exhibit 99.2

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

	For the three-month periods ended		For the six-month period ended
	March 31, 2008	June 30, 2008	June 30, 2008
Net income	$16,464	$20,384	$36,848

Add:
Provision for Income Taxes	10,772	13,337	24,109

Interest expense, net	658	5,178	5,836

Depreciation and amortization	4,424	5,419	9,843

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) (1)	32,318	44,318	76,636

Add:
Certain TLC acquisition costs (2)	—	2,671	2,671

Adjusted EBITDA (3)	$32,318	$46,989	$79,307

	For the three-month periods ended				For the twelve-month period ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Net income	$13,265	$14,917	$20,216	$16,715	$65,113

Add:
Provision for Income Taxes	8,445	9,347	10,391	10,115	38,298

Interest expense, net	(863)	(1,025)	(756)	(506)	(3,150)

Depreciation and amortization	2,741	3,030	3,853	4,125	13,749

EBITDA (1)	23,588	26,269	33,704	30,449	114,010

Less:
Alliance (4)	—	—	(4,212)	—	(4,212)

Adjusted EBITDA (3)	$23,588	$26,269	$29,492	$30,449	$109,798

	For the three-month periods ended				For the twelve-month period ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Net income	$7,284	$9,053	$10,559	$11,359	$38,255

Add:
Provision for Income Taxes	4,618	5,739	6,695	6,590	23,642

Interest expense, net	918	902	664	1,226	3,710

Depreciation and amortization	2,373	2,477	2,487	2,769	10,106

EBITDA (1)	$15,193	$18,171	$20,405	$21,944	$75,713

(1)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP finanacial measure in the same manner.
(2)	Certain TLC integration costs incurred primarily for the payment of severances for TLC employees and for the conversion of the acquired TLC agencies to our operating systems including our Point of Care network. Net of income taxes, the certain TLC integration costs amounted to $1.6 million or $0.06 per diluted share for the three and six-month periods ended June 30, 2008.
(3)	Adjusted EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization plus certain adjustments (i.e. TLC integration costs in 2008 and Alliance in 2007. See note 2 and 4, respectively, for additional details to these adjustments). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(4)	Alliance Home Health, Inc. (“Alliance”), a wholly owned subsidiary of the Company filed for chapter 7 federal bankruptcy protection in September 2000. That case is now concluded. As a result, the remaining $4.2 million liabilities of Alliance were extinguished and the Company is not liable for any of these obligations. The discharge of the liabilities was a non-taxable event.